                                                                     EXHIBIT 12

                        CONTINENTAL HOMES HOLDING CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                      NINE MONTHS ENDED
                                   YEAR ENDED MAY 31,                    FEBRUARY 28,
                         -------------------------------------------  -------------------
                          1991     1992     1993     1994     1995      1995       1996
                         -------  -------  -------  -------  -------  ---------  --------
Fixed Charges:
  Rent expense.......... $   197  $   178  $   165  $   305  $   363  $     272  $    272
  Interest (expensed or
   capitalized)--
   homebuilding.........   8,889    8,662   11,896   13,378   19,528     14,184    16,598
  Interest (expensed or
   capitalized)--joint
   ventures(1)..........   2,868      885      144      --       --         --        --
  Interest--mortgage
   banking..............   2,364    1,557    1,343    2,707    2,360      1,679     1,677
                         -------  -------  -------  -------  -------  ---------  --------
    Total fixed
     charges............ $14,318  $11,282  $13,548  $16,390  $22,251  $  16,135  $ 18,547
                         =======  =======  =======  =======  =======  =========  ========
Earnings:
  Income before taxes
   and extraordinary
   credits.............. $   477  $ 2,155  $12,083  $23,137  $25,465  $  19,402  $ 28,698
  Fixed charges.........  14,318   11,282   13,548   16,390   22,251     16,135    18,547
  Interest
   capitalized(1)(2)....  (3,486)   2,783      202     (920)  (3,421)    (2,484)     (425)
                         -------  -------  -------  -------  -------  ---------  --------
    Total earnings
     before fixed
     charges............ $11,309  $16,220  $25,833  $38,607  $44,295  $  33,053  $ 46,820
                         =======  =======  =======  =======  =======  =========  ========
Ratio of earnings to
 fixed charges..........      (3)    1.44x    1.91x    2.36x    1.99x      2.05x     2.52x
                         =======  =======  =======  =======  =======  =========  ========

- --------
(1) Reflects the Company's proportionate share of the joint venture.
(2) Since interest capitalized is charged to interest expense when the related assets are sold, this amount represents the change in capitalized interest from the previous period end.
(3) Fiscal 1991 includes a pre-tax writedown of $5,000,000. After giving effect to such writedown, earnings for the fiscal year ended May 31, 1991 were inadequate to cover fixed charges and resulted in a coverage deficiency of $3,009,000.